Exhibit (e)(3)

STRICTLY CONFIDENTIAL

March 29, 2024

CONFIDENTIAL

Permira Advisers LLC 320 Park Avenue
23rd Floor
New York, NY 10022 Attention: David Erlong

Re: Project Pacific – Confidentiality Agreement Ladies and Gentlemen:

In connection with the evaluation and negotiation of a possible consensually negotiated transaction between Squarespace, Inc., a Delaware corporation (“Squarespace”), and Permira Advisers LLC (“Receiving Party”; Squarespace and Receiving Party, each a “Party” and, together, the “Parties”) and/or a newly formed entity formed at the direction of funds advised by the Receiving Party (the “Transaction”), Squarespace and its Representatives (as defined below) may furnish to Receiving Party and its Representatives certain information and materials concerning Squarespace or its businesses that is proprietary, non-public or confidential. As a condition to such information and materials being furnished to Receiving Party or any of its Representatives, Receiving Party agrees to treat all Evaluation Material (as defined below) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions hereinafter set forth.

1.          Evaluation Material. The term “Evaluation Material” shall mean all information and materials provided by Squarespace or any of its Representatives on its behalf to Receiving Party or any of its Representatives in connection with the Transaction, whether provided on or after the date of this letter agreement, whether in tangible form or disclosed orally or electronically and whether or not specifically labeled as “confidential” or “proprietary.” The term “Evaluation Material” shall also include all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by Receiving Party or any of its Representatives to the extent the foregoing contain, reflect or are based upon any information or materials furnished to Receiving Party or any of its Representatives pursuant to this letter agreement. Notwithstanding the foregoing, “Evaluation Material” shall not include information or materials that: (i) at the time of disclosure or thereafter is generally available to the public other than as a result of an act or omission by Receiving Party or any of its Representatives in breach of this letter agreement; (ii) was, is or becomes available to Receiving Party or any of its Representatives on a non-confidential basis from a source other than Squarespace or any of its Representatives who is not known by the Receiving Party to be prohibited from transmitting the information or materials to Receiving Party or any of its Representatives by any contractual, legal or fiduciary obligation to Squarespace or any of its Representatives; or (iii) is or was independently developed by Receiving Party or any of its Representatives without violation of this letter agreement and without use of or direct reference to any Evaluation Material. “Representatives” of a Party shall mean the Party’s Affiliates, and the Party’s and its Affiliates’ respective directors, managers, officers, employees, members, controlling Persons, partners, agents, insurers, representatives and advisors (including attorneys, accountants, financial advisors, consultants, investment bankers and other professional advisors). For purposes of this letter agreement, the term “Representatives” (i) as applied to Receiving Party does not include potential debt or equity financing sources or co-bidders or co-investors (other than the Receiving Party’s limited partners), unless approved in writing (email being sufficient) in advance by Squarespace, such consent shall not be unreasonably withheld, conditioned or delayed and (ii) as applied to Squarespace does include the attorneys and financial advisors to the Special Committee. No Person shall be Receiving Party’s Representative unless such Person has received Evaluation Material from or on behalf of Receiving Party. References in this letter agreement to: (i) a “Person” shall be broadly construed to include the media and any individual, firm, corporation, entity, partnership, association or any other business organization or division thereof; (ii) an “Affiliate” of a Person shall be to any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; and (iii) “Derivative Securities” means any rights, options or other securities convertible into or exercisable or exchangeable for securities or indebtedness of Squarespace or any of its subsidiaries or any obligations measured by the price or value of any securities or indebtedness of Squarespace or any of its subsidiaries.

2.          Disclosure and Use of Evaluation Material. Receiving Party shall not in any manner make Evaluation Material available to any Person, except for disclosures to Receiving Party’s Representatives to the extent such Representatives (i) are actively and directly participating in Receiving Party’s evaluation of the Transaction or otherwise reasonably need to know such Evaluation Material, in either case for the sole purpose of evaluating, negotiating, documenting, and/or consummating the Transaction (the “Purpose”), (ii) are informed by Receiving Party in advance of the confidential nature of the Evaluation Material, (iii) are directed to treat the Evaluation Material confidentially in accordance with this letter agreement and (iv) are directed to comply with the terms of this letter agreement applicable to Receiving Party’s Representatives. Receiving Party will be liable for any breaches of the terms of this letter agreement applicable to its Representatives (except for such Representatives who have entered into a separate confidentiality with Squarespace with respect to the Transaction or a joinder to this letter agreement in a form reasonably acceptable to Squarespace) by such Representatives. Receiving Party shall take commercially reasonable measures to protect the confidentiality of the Evaluation Material, including, without limitation, taking such precautions as Receiving Party takes to protect Receiving Party’s own confidential information.

3.           Ownership of Evaluation Material; No License. All proprietary and intellectual property rights in and to the Evaluation Material shall remain, as between the Parties and their respective Representatives, the sole and exclusive property of Squarespace and its Representatives. No license, title, interest or right in or to the Evaluation Material is granted to Receiving Party or any of its Representatives under this letter agreement or by the disclosure of (or by the provision of access to) the Evaluation Material to Receiving Party or its Representatives. Neither the Receiving Party nor its Representatives will decompile, disassemble or otherwise reverse engineer any Evaluation Material, or use any similar means to discover its underlying composition, structure, source code or trade secrets.

4.          Legally Required Disclosure. If Receiving Party or any of its Representatives are requested or required to disclose any Evaluation Material or Protected Information or if Receiving Party, Squarespace or any of their respective Representatives are requested or required to disclose any Protected Information (as defined below), in each case pursuant to any applicable law, legal, regulatory (including any rule or regulation of any self-regulatory organizations or organized securities exchange on which any of Squarespace’s securities are listed or quoted), administrative, judicial or other valid legal process, including any subpoena, court order, civil investigative demand or similar judicial process or other oral or written demand issued by a court of competent jurisdiction or by a domestic or foreign federal, state or local governmental or regulatory body, the Party who is requested or required to disclose any Evaluation Material or Protected Information (the “Disclosing Party”) shall, to the extent reasonably practicable and permitted by applicable law, provide the other Party with written notice (email being sufficient) as promptly as practicable of any such request or requirement (except that no notice shall be required in the case of blanket requests or routine regulatory examinations or audits not specifically directed at the Transaction or the Evaluation Material of Squarespace) so that the other Party or any of its Representatives may seek (at its sole cost and expense) an appropriate protective order or other appropriate remedy or waive compliance with the applicable provisions of this letter agreement. Upon the other Party’s request and at the other Party’s sole cost and expense, the Disclosing Party shall, to the extent reasonably practicable and permitted by applicable law, exercise its commercially reasonable efforts to preserve the confidentiality of the Evaluation Material requested or required to be so disclosed, including by cooperating with the other Party to seek such protective order or resist or narrow the scope of such request or requirement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, the Disclosing Party or any of its Representatives are nonetheless, based on the advice of legal counsel, legally required to make any such disclosure, the Disclosing Party or its Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Protected Information, as the case may be, which the Disclosing Party or its Representatives, as the case may be, is, in the view of such counsel, legally required to disclose and will exercise commercially reasonable efforts to obtain reasonable assurance that confidential treatment will, to the maximum possible extent, be accorded such Evaluation Material or Protected Information, as the case may be.

5.          Return or Destruction of Materials. At any time upon the written request of Squarespace or any of its Representatives, Receiving Party shall promptly as practicable, and in any event within ten (10) business days, following Squarespace’s written request, deliver to Squarespace or, at Receiving Party’s election, destroy, and direct its Representatives to deliver to Squarespace or destroy, all written Evaluation Material, including documents, disks, copies and other materials containing, representing or derived from Evaluation Material (or any part thereof), which destruction shall include, to the extent practicable, erasing or destroying all such information stored or running on computer memory or in any other data storage device; provided, however, that neither Receiving Party nor its Representatives shall be required to destroy (i) any computer records or files containing any Evaluation Material that has been created pursuant to automatic back-up purposes on archival electronic storage and (ii) Evaluation Material to the extent otherwise required by law, professional standards or bona fide internal policy or procedure; provided, further, that such information shall continue to be kept confidential in accordance with the confidentiality provisions of this letter agreement and for the term hereof and shall be stored only in record archives to which access is not made generally available. Upon Squarespace’s written request, an authorized representative of Receiving Party shall confirm in writing (email being sufficient) that all such Evaluation Material has been so returned or destroyed in accordance with the terms of this paragraph 5. Notwithstanding the return or destruction of Evaluation Material, Receiving Party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder in accordance with the terms of this letter agreement for the term hereof.

6.           Nondisclosure of the Transaction. Without the prior written consent of Squarespace (email being sufficient), Receiving Party will not, and will direct and cause its Representatives not to, disclose to any Person (other than its Representatives in accordance with this letter agreement) (i) that Evaluation Material been made available to Receiving Party and its Representatives under this letter agreement, (ii) that this letter agreement has been signed (including the existence of this letter agreement), (iii) that any investigation, discussion or negotiations may be, are or have been taking place concerning the Transaction, (iv) the content or substance of any such investigation, discussion or negotiations or (v) the terms, conditions or other facts with respect to the Transaction, including the status thereof. Except as provided in Section 4 hereof, without the prior written consent of Receiving Party, Squarespace will not, and will direct and cause its Representatives not to, identify Receiving Party or its Affiliates by name or disclose any information that would reasonably be expected to identify Receiving Party as being involved in investigation, discussion or negotiations concerning the Transaction or entering into this letter agreement to any Person, other than Squarespace’s Representatives who reasonably require access to such information. All information as to which disclosure by the applicable Party is restricted by this paragraph 6, the “Protected Information”.

7.          No Solicitation and No-Hire of Personnel. During the twelve (12)-month period commencing on the date hereof, Receiving Party shall not, and shall direct its controlled Affiliates (to the extent any such controlled Affiliates has received Evaluation Material) not to, directly or indirectly, solicit or cause to be solicited for employment, or employ, hire or contract with (as an employee, independent contractor or otherwise) any Specified Employee or otherwise induce or attempt to induce any Specified Employee to terminate or otherwise cease his or her employment with Squarespace or any of its subsidiaries; provided, however, the foregoing provision will not prevent Receiving Party or its Affiliates from (i) soliciting any Specified Employee pursuant to a general solicitation which is not directed specifically to officers or employees of Squarespace and its subsidiaries (and Receiving Party or its Affiliates shall be permitted to hire any Person that responds to such a general advertisement or other broad form of solicitation (including employment agencies)) or (ii) soliciting or hiring any Person who has been terminated by Squarespace or any of its subsidiaries prior to the commencement of employment discussions between such Person and Receiving Party or its Affiliates. A “Specified Employee” means any senior management employee of Squarespace or any of its subsidiaries with whom Receiving Party had direct contact, or who otherwise first became known to Receiving Party (other than through a general list of employees) in connection with evaluating the Transaction. Notwithstanding the foregoing, for purposes of this paragraph 7, with respect to Receiving Party, the term “Affiliate” shall not include any portfolio companies or separately traded public companies in which Receiving Party or any of its Affiliates holds an interest, and their respective controlled Affiliates, so long as such portfolio companies or separately traded companies are not acting on or at Receiving Party’s behalf in connection with the Transaction.

8.          Representations and Warranties; Transaction Process. Except as otherwise may be provided by a definitive written agreement executed and delivered by the parties to the Transaction, if any, Receiving Party (i) acknowledges that neither Squarespace nor any of Squarespace’s Representatives makes any representation or warranty hereunder, either express or implied, as to the accuracy, completeness or scope of any Evaluation Material, (ii) agrees that neither Receiving Party nor any of Receiving Party’s Representatives is entitled to rely on the accuracy, completeness or scope of any Evaluation Material hereunder, (iii) agrees that neither Squarespace nor any of Squarespace’s Representatives shall have any liability to Receiving Party or any of Receiving Party’s Representatives resulting from Receiving Party or any of Receiving Party’s Representatives’ use or non-use of the Evaluation Material or any errors therein or omissions therefrom, (iv) acknowledges that neither Squarespace nor any of Squarespace’s Representatives is under any obligation to make available any Evaluation Material to Receiving Party or any of Receiving Party’s Representatives, (v) acknowledges that Squarespace expressly disclaims any duty to update or supplement any Evaluation Material provided under this letter agreement regardless of the circumstances, (vi) acknowledges and agrees that Squarespace and its Representatives are free to conduct the process leading up to the Transaction as Squarespace and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any prospective purchaser and entering into a preliminary agreement or a definitive agreement without prior notice to Receiving Party or any other Person) and (vii) acknowledges and agrees that Squarespace reserves the right, in its sole discretion, to change the procedures relating to Squarespace’s consideration of the Transaction at any time without prior notice to Receiving Party, any of Receiving Party’s Representatives or any other Person. With respect to Evaluation Material, only the representations and warranties of Squarespace or any of its Representatives that are made in a definitive written agreement for the Transaction, when, as, and if it is executed and delivered, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. Without Squarespace’s prior written consent, Receiving Party agrees that it will not, and will direct its Representatives not to, directly or indirectly, (i) approach, team, co-venture, club or otherwise partner with any Person (other than its limited partners) that may be interested in participating in a Transaction as a principal, co-investor, co-bidder or financing source; (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such Person the matters described in clause (i); or (iii) with respect to any potential debt financing sources, enter into any agreement, arrangement or understanding with any such Person that would prevent such Person from providing potential debt financing in connection with a possible transaction with Squarespace to any third party; provided, however¸ that in the event that Receiving Party is granted prior written consent by Squarespace (email being sufficient) to enter into any agreement, arrangement or understanding with a debt financing source, Receiving Party’s debt financing sources may establish a customary “tree” system whereby separate groups or “trees” will be formed and dedicated to Receiving Party, and any other Person, respectively, involved in the Transaction or otherwise.

9.           Standstill. Receiving Party agrees that, for a period of twelve (12) months from the date of this letter agreement (the “Standstill Period”), without Squarespace’s prior written consent, neither Receiving Party nor its Representatives acting on its behalf shall in any manner, directly or indirectly: (1) effect, seek, offer or propose (whether publicly or otherwise) to effect, participate in or facilitate or encourage any other Person (other than Receiving Party’s Representatives) to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of, or obtaining any economic interest in, any securities or beneficial ownership of Squarespace (directly or by means of any Derivative Securities), or rights or options to acquire, convert into, exchange for or otherwise obtain economic interest in, any securities or beneficial ownership thereof (directly or by means of any Derivative Securities), or any assets, indebtedness or businesses of Squarespace, (b) any tender offer or exchange offer, merger or other business combination involving Squarespace or any of its subsidiaries or any assets of Squarespace or any of its subsidiaries, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Squarespace, or (d) any “solicitation” of “proxies” (as such terms are used in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 14a-1 promulgated thereunder) or consents to vote any securities of Squarespace (other than to Receiving Party’s Representatives), including soliciting consents or taking any other action with respect to the calling of a special meeting of Squarespace’s stockholders; (2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to Squarespace (other than with Receiving Party’s Representatives); (3) seek the removal of any member of the Board of Directors of Squarespace (the “Board”) or otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board or policies of Squarespace or to obtain representation on the Board; (4) disclose or direct any Person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that is designed to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or could cause or require either party to disclose or make a public announcement regarding, any Protected Information or all or any part of the information contained in the Evaluation Material or any matter of the types set forth in this paragraph; (6) knowingly and intentionally take any action that would or would reasonably be expected to force Squarespace to make a public announcement regarding any of the types of matters set forth in (1) above; (7) communicate with Squarespace’s stockholders (other than Receiving Party’s Representatives) regarding the subject matter of this letter agreement; (8) advise, assist or encourage or direct any Person to advise, assist or encourage any other Persons to violate any of the foregoing; (9) enter into any discussions, negotiations, arrangement or agreement with any other person (other than Receiving Party’s Representatives) relating to any of the foregoing or (10) request of Squarespace or any of its Representatives, directly or indirectly, that Squarespace amend or waive any provision of this paragraph (including this sentence); provided that, nothing in the foregoing shall restrict Receiving Party from confidentially communicating to the Special Committee or its Representatives any non-public proposals regarding a possible Transaction in such a manner as would not reasonably be expected to require public disclosure thereof under any Law applicable to Squarespace or its Representatives or to Receiving Party or its Representatives. Despite the foregoing, each of the restrictions contained in the immediately preceding sentence shall lapse at such time (1) that Squarespace announces its entry into, or any Person or group of Persons otherwise publicly announces, an agreement with any one or more third parties providing for (i) a merger, amalgamation, consolidation or other business combination involving Squarespace as a constituent party that would result in the acquisition of more than fifty percent (50%) of any class of Squarespace’s outstanding equity securities, (ii) a sale of all or substantially all of Squarespace’s assets or (2) that is the second (2nd) business day following the recommendation by Squarespace’s Special Committee and Board of Directors in favor of a bona fide tender offer or exchange offer for more than fifty (50%) of any class of Squarespace’s outstanding equity securities (a “Standstill Termination Event”). Receiving Party acknowledges that, as of the time of the execution of this letter agreement, neither it nor to its knowledge its controlled Affiliates beneficially own, directly or indirectly, any debt or equity securities of Squarespace or any rights or options to acquire, convert into or exchange for any such securities (or beneficial ownership thereof).

10.         Definitive Agreement. Except as may be set forth in a definitive written agreement for the Transaction, Squarespace has the absolute right to determine what information, properties and personnel it wishes to make available to Receiving Party and its Representatives. Unless a definitive written agreement regarding the Transaction between Squarespace and Receiving Party has been executed and delivered by each of them (or their respective Affiliates, as applicable), neither Receiving Party, Squarespace, nor any of their respective Affiliates shall be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this letter agreement or any other written or oral expression or conduct with respect to the Transaction except as agreed to in this letter agreement. Receiving Party further acknowledges and agrees that Squarespace and its Representatives reserve the right, in their sole discretion, to reject any and all proposals made by Receiving Party or any of its Representatives with regard to the Transaction, and to terminate discussions and negotiations with Receiving Party or any of its Representatives at any time.

11.          Securities Laws. It is expected that the Evaluation Material will contain material information about Squarespace that has not been disclosed to the public generally. Receiving Party hereby acknowledges that it is aware (and that its Representatives who are apprised of the Transaction have been or will be advised) of the restrictions imposed by the state and United States federal laws, including securities laws, on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. Receiving Party agrees that it shall not, and it shall not authorize any of its Representatives and any Person acting on behalf of or in concert with Receiving Party or any of its Representatives to, purchase or sell any equity, rights, options, Derivative Securities, bond or other notes or securities of Squarespace in violation of such laws.

12.        Term. This letter agreement shall terminate and be of no further force or effect on the second (2nd) anniversary of the date of this letter agreement, except as otherwise expressly stated herein; provided that such termination shall in no way affect a Party’s rights with respect to a breach by the other Party or its Representatives of the terms of this letter agreement which occurred prior to the date of such termination; provided, further, that, to the extent any Evaluation Material constitutes a trade secret under applicable law, such Evaluation Material shall continue to be afforded confidential treatment in accordance with the terms hereof for so long as such Evaluation Material continues to be a trade secret under applicable law.

13.         Remedies; Severability; Waiver. Each Party agrees that the other Party may be irreparably injured by a breach of this letter agreement by such Party or any of its Representatives, that monetary remedies may be inadequate to protect the non-breaching Party against any actual or threatened breach of this letter agreement by such Party or by any of its Representatives, and, without prejudice to any other rights and remedies otherwise available to the non-breaching Party, the non-breaching Party shall be entitled to seek equitable relief, including injunctive relief and specific performance in its favor without proof of actual damages. Such remedies may nonetheless not be deemed to be the exclusive remedies for a breach of this letter agreement, and shall be in addition to all other remedies available to the non-breaching Party at law or in equity. Each Party agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. If any term or provision of this letter agreement, or any application thereof or any circumstances, shall, to any extent for any reason, be held to be invalid or unenforceable, the remainder of this letter agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by applicable law. No failure or delay by any Person in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy, or a waiver on any subsequent occasion. In any suit, action or claim to enforce this letter agreement or for breach of this letter agreement, the prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order shall be entitled (in addition to any remedies at law or equity) to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees.

14.         Notices. All notices hereunder to a Party shall be deemed given if in writing and delivered, if sent by courier, electronic mail or by registered or certified mail (return receipt requested) to the Party at its address (or at such other address as shall be specified by like notice) set forth on the signature page(s) to this letter agreement. Any notice given by delivery or mail (including electronic mail) or courier shall be effective when received; any notice given by electronic mail shall be effective when dispatched (provided no “bounce-back” or similar notification is received).

15.        Special Committee; No Unauthorized Contact. Receiving Party acknowledges that the Board has established a Special Committee of the Board consisting of Michael Fleisher (the “Chairman”), Jonathan Klein and Neela Montgomery (the “Special Committee”) for purposes of reviewing, evaluating and negotiating a Transaction, that the Special Committee’s financial advisor is Centerview Partners LLC, the Special Committee’s outside legal counsel is Richards, Layton & Finger, P.A., that Squarespace’s financial advisor is JPMorgan Chase & Co. and Squarespace’s legal counsel is Skadden, Arps, Slate, Meagher & Flom LLP. Any approval, authorization or consent of Squarespace pursuant to the first sentence of Section 6, the last sentence of Section 8 or the first sentence of Section 9 of this letter agreement, that would otherwise be directed to or from Squarespace, shall be made or given solely by the Special Committee unless and until you are informed (i) by the Chairman of the Special Committee that such approval, authorization or consent shall be provided by Squarespace or (ii) by Squarespace that the Special Committee has been disbanded. Any notice to be delivered or given to Squarespace pursuant to the last sentence of Section 2 or the first sentence of Section 4 of this letter agreement shall also be given or delivered to the Special Committee unless and until you are informed (i) by the Chairman of the Special Committee that such notice shall be provided solely to Squarespace or (ii) by Squarespace that the Special Committee has been disbanded. Squarespace shall not be obligated to furnish or otherwise make available any Evaluation Material that Squarespace determines in its sole discretion not to disclose. Receiving Party understands that some Evaluation Material may be deemed competitively sensitive and may be designated for review solely by Receiving Party’s outside advisors or by a limited number or category of its employees designated between the parties in writing, and Receiving Party and its Representatives agree to abide by such designation and restrictions. Without limitation of the foregoing, Squarespace may request that certain Evaluation Material be provided for in person review or in one or more “clean team folders” in an electronic data site maintained by or on behalf of Squarespace, which Evaluation Material shall be made available to, and shall be accessed and reviewed by, such employees or other Representatives of Receiving Party as Squarespace designates in writing and on such terms as Squarespace designates.

16.          Miscellaneous.

This letter agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, written or oral, between Squarespace and Receiving Party relating to the subject matter of this letter agreement. This letter agreement may not be modified, changed, discharged or waived, in whole or in part, except by a writing signed by an authorized officer of the Party against whom enforcement of such modification, change, discharge or waiver is sought. Unless otherwise expressly provided therein, any such waiver shall be effective only for the particular instance for which it is granted and shall not constitute a waiver of a subsequent occurrence of the waived event or a waiver of any other provision of this letter agreement, at the same time or subsequently. Neither Party may assign this letter agreement or any part thereof without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void, provided that Squarespace reserves the right to assign this letter agreement or any of its rights and obligations hereunder (including the right to enforce its terms), in whole or in part, without Receiving Party’s prior consent, to a purchaser of all or substantially all of Squarespace’s assets. This letter agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

The validity and interpretation of this letter agreement, and all controversies arising from or relating to performance under this letter agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles to the extent such conflicts of laws principles would result in the application of the laws of another jurisdiction. In the event of any dispute arising out of or relating to this letter agreement, the Parties consent to the exclusive jurisdiction of the Delaware Court of Chancery (or, if such court lacks subject matter jurisdiction, in the state or federal courts situated in New Castle County in the State of Delaware), including any appellate courts therefrom, for the purposes of resolving said dispute. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. THE FOREGOING WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LETTER AGREEMENT. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Notwithstanding any provision of this letter agreement to the contrary, no provision of this letter agreement shall apply to any action taken independently by any of Receiving Party’s portfolio companies so long as in each case Receiving Party has not provided such portfolio company with any Evaluation Material. For purposes of clarification, no such portfolio company shall be deemed to have been provided with Evaluation Material solely as a result of any of Receiving Party’s Representatives (whether such Person has been provided with or has knowledge of the Evaluation Material) serving as an officer or on the board of directors of such portfolio company (each, a “Dual Role Representative”, so long as such Dual Role Representative (i) does not provide or give access to Evaluation Material to such portfolio company or any other director, officer or employee thereof who is not also a Dual Role Representative, (ii) does not instruct, direct, induce or encourage such portfolio company or any other director, officer or employee thereof to take any action that would violate this letter agreement if taken by Receiving Party or its Representatives, and (iii) does not use, for any purpose in the capacity of a director, officer or other Representative of portfolio company, any Evaluation Material.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter of this letter agreement.

Very truly yours,

Squarespace, Inc.

By:	/s/ Jessica Krasner
Name:	Jessica Krasner
Title:	Assistant General Counsel

Addresses for Notices:

Squarespace

Squarespace, Inc. 225 Varick Street, 12th Floor New York, NY 10014, USA
Attention: Courtenay O’Connor, General Counsel
E-mail: coconnor@squarespace.com

Special Committee

Richards, Layton & Finger, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801
Attention: Srinivas Raju & Nathaniel Stuhlmiller
E-mail: raju@rlf.com & stuhlmiller@rlf.com

CONFIRMED AND AGREED

as of the date first written above

Permira Advisers LLC

By:	/s/ David Erlong
Name:	David Erlong
Title:	Partner

Address for Notices:

320 Park Avenue 23rd Floor New York, NY 10022
E-mail: David.Erlong@permira.com